NEWS from:

STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Results for
Third Quarter and Nine Months of 2007

HOUSTON, October 25, 2007 - Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the third quarter and nine months ended September 30, 2007. (Dollar amounts in the table below are in millions, except per share figures.)

	Third Quarter
	2007(a)	2006
Total revenues	$501.9	$641.5
Pretax (loss) earnings before minority interests	(19.9)	27.0

Net (loss) earnings	(14.3)	14.2
Net (loss) earnings per diluted share	(0.79)	0.77

	Nine Months
	2007(a)	2006
Total revenues	$1,607.0	$1,825.7
Pretax (loss) earnings before minority interests	(5.3)	64.9

Net (loss) earnings	(8.9)	32.5
Net (loss) earnings per diluted share	(0.49)	1.78

(a)
The third quarter of 2007 includes pretax charges of $17.1 million ($11.1 million after taxes, or $0.61 per share) related to two large title claims totaling $6.0 million, a reserve adjustment of $7.5 million related to prior policy years and a $3.6 million reserve adjustment for the current policy year. This quarter also includes a pretax gain on the sale of property of $5.6 million ($2.0 million after minority interests and taxes, or $0.11 per share).

Operating results for the third quarter of 2007 were negatively impacted by the substantial decline in business nationwide related to real estate market conditions. This was particularly true in California and Florida. New and existing home sales declined sharply in August and September. A substantial reduction in both subprime and prime financing activity occurred as a result of the uncertainty in the subprime lending market. However, despite the declines in the domestic residential market, the Company continued to grow in its commercial and international markets. Acquisitions made since the same period in the prior year increased revenues by $6.7 million and contributed pretax earnings of $0.7 million for the quarter.

In the four months preceding August, based on orders per work day, the Company’s title order counts ranged from 10 percent to 14 percent lower than the same months in 2006. In August, orders fell below year-ago levels by 20.9 percent, and September orders were 19.1 percent below September 2006. Overall, for the third quarter of 2007, title orders declined by 17.3 percent from the comparable period in 2006.

“The sudden drop in orders in August and September made it more difficult to control expenses quickly to meet our desired results,” said Malcolm S. Morris, chairman and co-chief executive officer. “The relatively fixed-cost component of our ongoing operations and our increased policy losses contributed to the operating loss for the third quarter of 2007. In a number of markets in California and elsewhere, we also experienced a large number of cancellations or delays in closings. This means the expenses of substantially completing the work had already been incurred on the transactions. When the loans failed to fund and the closings did not happen, the anticipated revenues were not received.”

“We are working aggressively to align revenues and expenses and have closed or consolidated approximately 60 unprofitable branch offices year-to-date and additional closings are planned this year,” said Stewart Morris, Jr., president and co-chief executive officer. “With little probability of a short term improvement in market conditions, closing a number of unprofitable branch offices is the best decision to improve our operating results,” added Morris. “In addition to closing offices, we are implementing further cost control measures including salary reductions and freezes in specific markets, elimination of overtime, renegotiation of office leases, subleasing of vacated office space and overall expense controls. Sales efforts have also been heightened and focused.”

When markets decline, claims have historically risen and, as a result, the Company’s provision for title losses has increased in the third quarter of 2007 compared with the same period in 2006. The increase in the provision for title losses was a result of a $6.0 million charge related to two large title claims and a $7.5 million reserve adjustment related to higher than expected loss payment experience in policy years 2004 through 2006. As a result of this policy loss experience, the Company also recorded an additional reserve adjustment of $3.6 million for the current policy year.

The Company reduced employee counts company-wide by approximately 270 in the third quarter of 2007, for a total of 810 since the beginning of the year and 1,550, or 15.3 percent, since December 31, 2005, when the downturn in the real estate market began. Significant staff reductions have been made in October 2007 and are continuing.

Employee costs for the third quarter of 2007 decreased 7.1 percent compared with the same period in 2006 as the Company began to realize the benefits from its efforts to reduce staffing. Employee costs in the current quarter and year-to-date periods were also positively impacted by continued reductions in both the number and cost of major medical claims. Partially offsetting the decreases in staffing and medical claims were increases in employee costs in the areas of technology development, commercial business and in certain highly competitive geographic markets. Other operating costs did not change at the same rate as revenues primarily due to the relatively fixed nature of most of these costs.

During the third quarter of 2007, Stewart completed its stock purchase plan by purchasing 258,234 shares, or 1.5 percent, of its outstanding Common Stock.

The Company continues to make significant progress in its technological goals. The migration of AIM+ installations, a fourth generation title production and escrow technology, to the Company’s state-of-the-art data center remains on target and is substantially underway. This is allowing the Company to shut down multiple distributed data centers by the end of the first quarter of 2008, adding more security and savings due to centralization.

The Company is on schedule with its implementation of a shared-services initiative that is designed to produce significant savings and efficiencies within the next 21 months. The focus is on back-office services, including accounting, finance, employee services, marketing and technology, that can be shared across the Company, thus reducing duplicative expenses.

Stewart Information Services Corporation is a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

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STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006
Revenues
Title insurance:
Direct operations	234,161	262,610	734,203	766,041
Agency operations	235,621	348,842	784,309	970,685
Real estate information	16,510	20,161	49,540	59,915
Investment income	8,800	8,750	27,018	25,683
Investment and other gains - net	6,826	1,158	11,950	3,349
	501,918	641,521	1,607,020	1,825,673

Expenses
Amounts retained by agencies	189,596	282,592	634,738	784,403
Employee costs	170,422	183,447	526,310	546,218
Other operating expenses	103,245	101,758	302,129	299,003
Title losses and related claims	46,642	35,374	113,618	99,849
Depreciation and amortization	10,403	9,791	30,437	26,905
Interest	1,512	1,577	5,054	4,424
	521,820	614,539	1,612,286	1,760,802

(Loss) earnings before taxes and minority interests	(19,902)	26,982	(5,266)	64,871
Income tax (benefit) expense	(9,162)	7,942	(6,241)	18,431
Minority interests	3,530	4,890	9,883	13,933
Net (loss) earnings	(14,270)	14,150	(8,908)	32,507

Average number of diluted shares (000)	18,114	18,297	18,206	18,302
Diluted (loss) earnings per share..	(0.79)	0.77	(0.49)	1.78

Segment information:
Title revenues	485,408	621,360	1,557,480	1,765,758
Title pretax (loss) earnings before minority interests	(19,976)	26,973	(8,170)	63,382
REI revenues	16,510	20,161	49,540	59,915
REI pretax earnings before minority interests	74	9	2,904	1,489

Selected financial information:
Cash (used) provided by operations	(4,622)	42,333	14,810	55,122
Title loss payments - net of recoveries	31,674	24,694	76,925	79,850
Changes in other comprehensive earnings - net of taxes	7,360	7,455	7,907	2,115

Number of title orders opened (000):
July	55	59
August	53	68
September	43	56
Quarter	151	183
Number of title orders closed (000):
Quarter	107	136

	September 30 2007	December 31 2006

Stockholders’ equity	793,963	802,262
Number of shares outstanding (000)	18,029	18,231
Book value per share	44.04	44.00

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	September 30	December 31
	2007	2006
Assets
Cash and cash equivalents	112,099	136,137
Short-term investments	105,530	161,711
Investments - statutory reserve funds	505,998	490,540
Investments - other	101,508	78,249

Receivables - premiums from agencies	48,940	58,023
Receivables - other	72,746	61,556
Allowance for uncollectible amounts	(10,204)	(9,112)
Property and equipment	103,096	99,325
Title plants	76,867	70,324
Goodwill	207,883	204,302
Intangible assets	18,107	15,444
Other assets	106,024	91,708

	1,448,594	1,458,207

Liabilities
Notes payable	110,269	109,549
Accounts payable and accrued liabilities	98,972	130,589
Estimated title losses	421,089	384,396
Deferred income taxes	8,008	14,139
Minority interests	16,293	17,272
	654,631	655,945

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	140,924	148,517
Retained earnings	641,168	649,598
Accumulated other comprehensive earnings	15,968	8,061
Treasury stock	(4,097)	(3,914)

Total stockholders' equity	793,963	802,262
	1,448,594	1,458,207
October 25, 2007